Exhibit 11

                           GreenMan Technologies, Inc.
                     Statement Regarding Net Loss per Share
                                 March 31, 20012

                                              Three Months Ended            Six Months Ended
                                            March 31,      March 31,    March 31,      March 31,
                                               2001          2002          2001          2002
                                           -----------   -----------   -----------   -----------
Net income ............................... $   192,176   $   214,018   $   204,099   $   460,860
                                           ===========   ===========   ===========   ===========
Net income per share - basic ............. $       .01   $       .01   $      (.06)  $       .02
                                           ===========   ===========   ===========   ===========
Weighted average shares outstanding ......  13,348,231    13,993,701    13,134,231    13,817,048
                                           ===========   ===========   ===========   ===========